Exhibit 99.1

Midwest Generation Business of Duke Energy Corporation and Subsidiaries

Audited Financial Statements

As of December 31, 2013 and 2012 and for the Years Ended December 31, 2013, 2012 and 2011

TABLE OF CONTENTS

Independent Auditors’ Report	5

Combined Financial Statements
Statements of Operations	7
Balance Sheets	8
Statements of Cash Flows	9
Statements of Changes in Equity	10

Notes to Combined Financial Statements
Summary of Significant Accounting Policies and Basis of Presentation	11
Regulatory Matters	16
Commitments and Contingencies	17
Long-Term Debt	18
Joint Ownership of Generating Facilities	18
Property, Plant and Equipment	19
Intangible Assets	19
Transactions with Affiliates	20
Derivatives	20
Fair Value Measurements	22
Employee Benefit Plans	25
Income Taxes	26
Subsequent Events	28

INDEPENDENT AUDITORS’ REPORT

To the Midwest Generation Business of Duke Energy Corporation and subsidiaries
Charlotte, North Carolina

We have audited the accompanying combined financial statements of the Midwest Generation Business of Duke Energy Corporation and subsidiaries (the “Business”), which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the combined financial statements.  The combined financial statements include the accounts of Duke Energy Commercial Asset Management, LLC, Duke Energy Retail Sales, LLC, and the Beckjord generating plant, which are under common ownership and common management.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the Business preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Midwest Generation Business of Duke Energy Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the combined financial statements, the Business is comprised of the assets, liabilities, revenues and expenses specifically attributable to the Business’ operations.  The combined financial statements also include income and expense allocations from Duke Energy Corporation and subsidiaries including Duke Energy Ohio, Inc.  These combined financial statements are not indicative of the financial position, results of operations and cash flows that would have existed had the Business operated as a separate entity for each of the three years in the period ended December 31, 2013.  Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

September 19, 2014

MIDWEST GENERATION BUSINESS

Combined Statements of Operations

	Years Ended December 31,
(in millions)	2013	2012	2011
Operating Revenues	$1,951	$1,874	$2,299
Costs and Operating Expenses
Cost of operations	1,385	1,225	1,312
Operation, maintenance and other	333	325	434
Depreciation and amortization	146	151	154
Property and other taxes	28	27	27
Impairment charges	—	—	79
Total costs and operating expenses	1,892	1,728	2,006
Gains on Sales of Other Assets and Other, net	—	6	4
Operating Income	59	152	297
Other Income and Expenses, net	—	1	3
Interest Expense	2	3	2
Income Before Income Taxes	57	150	298
Income Tax Expense	20	54	103
Net Income	$37	$96	$195

See Notes to Combined Financial Statements

MIDWEST GENERATION BUSINESS

Combined Balance Sheets

	December 31,
(in millions)	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$5	$2
Receivables (net of allowance for doubtful accounts of $5 at December 31, 2013 and December 31, 2012)	107	113
Inventory	109	124
Deferred tax assets	1	1
Collateral assets	121	92
Derivative assets	20	2
Other	23	23
Total current assets	386	357
Investments and Other Assets
Intangibles, net	22	25
Derivative assets	72	25
Other	17	22
Total investments and other assets	111	72
Property, Plant and Equipment
Cost	4,170	4,142
Accumulated depreciation and amortization	(743)	(635)
Net property, plant and equipment	3,427	3,507
Total Assets	$3,924	$3,936
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$127	$132
Taxes accrued	18	16
Derivative liabilities	27	11
Other	20	16
Total current liabilities	192	175
Long-term Debt	402	402
Deferred Credits and Other Liabilities
Deferred income taxes	816	822
Asset retirement obligations	6	6
Derivative liabilities	44	4
Other	21	48
Total deferred credits and other liabilities	887	880
Equity
Net parent investment	2,443	2,479
Total equity	2,443	2,479
Total Liabilities and Equity	$3,924	$3,936

See Notes to Combined Financial Statements

MIDWEST GENERATION BUSINESS

Combined Statements of Cash Flows

	Years Ended December 31,
(in millions)	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$37	$96	$195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146	151	154
Impairment charges	—	—	79
Deferred income taxes	(6)	72	69
(Increase) decrease in
Net realized and unrealized mark-to-market and hedging transactions	(38)	(59)	(43)
Receivables	6	18	2
Inventory	15	10	(1)
Other current assets	—	1	8
Increase (decrease) in
Accounts payable	(7)	(30)	(16)
Taxes accrued	2	(106)	54
Other current liabilities	4	(12)	(3)
Other assets	9	6	14
Other liabilities	(32)	4	45
Net cash provided by operating activities	136	151	557
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(59)	(88)	(123)
Other	(1)	(2)	(3)
Net cash used in investing activities	(60)	(90)	(126)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for the redemption of long-term debt	—	(47)	—
Distributions to parent, net	(73)	(17)	(432)
Net cash provided by financing activities	(73)	(64)	(432)
Net increase (decrease) in cash and cash equivalents	3	(3)	(1)
Cash and cash equivalents at beginning of period	2	5	6
Cash and cash equivalents at end of period	$5	$2	$5
Supplemental Disclosures:
Significant non-cash transactions:
Accrued capital expenditures	$6	$4	$10
Cash paid for interest, net of amount capitalized	2	3	3
Cash paid for income taxes	4	6	1

See Notes to Combined Financial Statements

MIDWEST GENERATION BUSINESS

Combined Statements of Changes in Equity

(in millions)	Total
Balance at December 31, 2010	$2,637
Net Income	195
Distributions to parent, net	(432)
Balance at December 31, 2011	2,400
Net Income	96
Distributions to parent, net	(17)
Balance at December 31, 2012	2,479
Net Income	37
Distributions to parent, net	(73)
Balance at December 31, 2013	$2,443

See Notes to Combined Financial Statements

Midwest Generation Business

Notes To Combined Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

On February 17, 2014, Duke Energy Corporation (Duke Energy) announced it had initiated a process to exit its nonregulated Midwest generation business (the Business). The Business includes generating plants owned by Duke Energy Commercial Asset Management, LLC (DECAM), a retail sales operation owned by Duke Energy through its indirect wholly owned subsidiary Duke Energy Retail Sales, LLC (Duke Energy Retail), and the Beckjord generating plant owned by Duke Energy Ohio, Inc. (Duke Energy Ohio). The generating plants, other than Beckjord, were transferred to DECAM from an affiliate effective May 1, 2014 and are presented herein as if the transfer occurred January 1, 2011 since the transaction was between entities under common control. The Business represents 100 percent of DECAM, 100 percent of Duke Energy Retail, and Duke Energy Ohio’s Beckjord generating plant.

On August 21, 2014, Duke Energy and Dynegy Inc. (Dynegy) entered into a purchase and sale agreement (PSA) whereby Dynegy will acquire the Business, excluding the Beckjord generating plant, for approximately $2.8 billion in cash subject to adjustments at closing for changes in working capital and capital expenditures. The completion of the transaction is conditioned upon expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval by the Federal Energy Regulatory Commission (FERC), and the release from certain credit support obligations. Closing is expected to occur in three to six months.

As a result of the decision to exit the Business, Duke Energy Corporation and Duke Energy Ohio recorded an impairment in the first quarter of 2014. The impairment represents the excess of the carrying value over the estimated fair value of the Business, less estimated costs to sell. The fair value of the Business was based on the income approach, which estimates fair value using discounted cash flows. Duke Energy and Duke Energy Ohio will update the impairment loss in the third quarter of 2014 based on the sales price discussed above.

The following table presents information related to the generating plants owned by DECAM included in the Business.

Facility	Plant Type	Primary Fuel	State	Total Average MW Capacity (c)	Owned Average MW Capacity (c)	Ownership Interest
J.M Stuart(a)(b)	Fossil Steam	Coal	OH	2,318	904	39%
W.M. Zimmer(a)	Fossil Steam	Coal	OH	1,338	622	46.5
Hanging Rock	Combined Cycle	Gas	OH	1,274	1,274	100
Miami Fort (Units 7 and 8) (a)	Fossil Steam	Coal	OH	1,020	653	64
Conesville (Unit 4)(a)(b)	Fossil Steam	Coal	OH	780	312	40
Washington	Combined Cycle	Gas	OH	637	637	100
Fayette	Combined Cycle	Gas	PA	640	640	100
Killen(a)(b)	Fossil Steam	Coal	OH	618	204	33
Lee	Combustion Turbine	Gas	IL	640	640	100
Dick’s Creek	Combustion Turbine	Gas	OH	136	136	100
Miami Fort	Combustion Turbine	Oil	OH	68	68	100
Total Midwest Generation				9,469	6,090

(a)                                 Jointly owned with Ohio Power Company and/or The Dayton Power & Light Company.

(b)                                 Station is not operated by the Business.

(c)                                  Average MW capacity is calculated as the average of winter capacity and summer capacity.

The combined financial statements include Duke Energy Ohio’s proportionate ownership in the Beckjord generating plant. This plant is not included in the Dynegy acquisition. The Beckjord station was impaired to a value of zero in 2010 and Duke Energy Ohio retired the remaining coal-fired units, units 5 and 6, effective September 1, 2014.

Midwest Generation Business

Notes To Combined Financial Statements

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) from the accounting records of Duke Energy and Duke Energy Ohio using the historical results of operations and cost basis of the assets and liabilities of Duke Energy and Duke Energy Ohio that comprise the Business. The Business’ financial statements present the historical financial position, results of operations and cash flows of the Business as it has been historically operated and may not be indicative of what they would have been had the Business been a separate stand-alone entity, nor are they indicative of what the Business’ financial position, results of operations or net cash flows may be in the future.

The accompanying combined financial statements include the assets, liabilities, revenues and expenses specifically related to the Business’ operations. The generating plants and certain other assets included in the Business were previously owned by a wholly owned subsidiary of Cinergy Corp. (Cinergy). Duke Energy acquired Cinergy in 2006 and stated the assets and liabilities acquired at fair value via push down accounting which is included in these financial statements.

Costs directly related to the Business have been included in the accompanying combined financial statements. The Business also receives services and support functions from Duke Energy and Duke Energy Ohio. The Business’ operations are dependent on Duke Energy and Duke Energy Ohio’s ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services and purchasing and logistics.

Specific identification of costs and various allocation methodologies, including the combination of the Business’ proportionate share of gross margin, labor dollars, property, plant and equipment, revenue and headcount, were used to disaggregate service and support functions between the Business and Duke Energy’s non-Midwest generation related operations. These allocated costs are recorded primarily in Operation, maintenance and other in the Combined Statements of Operations.

In addition, Duke Energy uses a centralized approach to cash management and financing of its operations, including those of the Business. The centralized treasury activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, and commodity price risk management. Accordingly, debt and interest expenses reflected in the combined financial statements represent only those debentures and notes that were directly issued by the Business; none of the debt, including interest thereon, managed at the Duke Energy or Duke Energy Ohio level has been reflected in these combined financial statements. Also, cash balances presented are held by legal entities that are specifically attributable to the Business. All of Duke Energy’s funding to the Business since inception has been accounted for as capital contributions from Duke Energy and all cash remittances from the Business to Duke Energy have been accounted for as distributions to Duke Energy, including the allocation of expenses and settlement of transactions with Duke Energy. These transactions are reflected as Distributions to parent, net on the Combined Statements of Changes in Equity. The net parent investment represents Duke Energy’s interest in the recorded net assets of the Business and represents the cumulative net investment by Duke Energy in the Business through the dates presented and includes cumulative operating results.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expense and cost allocations have been determined on a basis considered by Duke Energy and the Business to be a reasonable reflection of the utilization of services provided to or the benefit received by the Business during the periods presented. However, these assumptions and allocations are not necessarily indicative of the costs the Business would have incurred if it had operated on a stand-alone basis or as an entity independent of Duke Energy during the periods presented.

SIGNIFICANT ACCOUNTING POLICIES

Regulatory Accounting

Prior to November 2011, Duke Energy Ohio accounted for its regulated operations associated with the coal-fired generating plants in accordance with applicable regulatory accounting guidance. Regulatory accounting changes the timing of the recognition of costs or revenues relative to a company that does not apply regulatory accounting. Duke Energy Ohio utilized cost-tracking mechanisms, commonly referred to as fuel adjustment clauses, that allowed for the recovery of fuel and fuel-related costs and portions of purchased power costs through surcharges on customer rates.

Midwest Generation Business

Notes To Combined Financial Statements

In November 2011, in conjunction with the Public Utilities Commission of Ohio’s (PUCO) approval of its Electric Security Plan (ESP), Duke Energy Ohio ceased applying regulatory accounting treatment to the operations associated with the coal-fired generating plants. See Note 2 for additional information.

Use of Estimates

In preparing financial statements that conform to U.S. GAAP, the Business must make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses, including allocation of costs for service and support functions, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less at the date of acquisition are considered cash equivalents.

Inventory

Inventory is used for operations and is recorded primarily using the average cost method. Inventory is valued at the lower of cost or market. Materials and supplies are recorded as inventory when purchased and subsequently charged to expense or capitalized to property, plant and equipment when installed. Reserves are established for excess and obsolete inventory. The components of inventory are presented in the table below.

	December 31,
(in millions)	2013	2012
Materials and supplies	$54	$53
Coal held for electric generation	49	64
Oil, gas and other fuel held for electric generation	6	7
Total inventory	$109	$124

Other Current Assets and Liabilities

Components of other current assets and other current liabilities are presented in the tables below.

	December 31,
(in millions)	2013	2012
Current Assets
Prepayments	$22	$22
Other	1	1
Total current assets	$23	$23

	December 31,
(in millions)	2013	2012
Current Liabilities
Accrued expenses	$18	$10
Other	2	6
Total current liabilities	$20	$16

Midwest Generation Business

Notes To Combined Financial Statements

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of depreciated historical cost or fair value, if impaired. As noted under Nature of Operations and Basis of Presentation above, at the date of acquisition by Duke Energy in 2006, property, plant and equipment amounts were stated at fair value. The Business capitalizes all construction-related direct labor and material costs, as well as indirect construction costs such as general engineering, taxes and financing costs. Costs of renewals and betterments that extend the useful life of property, plant and equipment are also capitalized. The cost of repairs, replacements and major maintenance projects, which do not extend the useful life or increase the expected output of the asset, are expensed as incurred. Depreciation is generally computed over the estimated useful life of the asset using the composite straight-line method. Depreciation studies are conducted periodically to update composite rates.

When the Business sells property, the original cost and accumulated depreciation and amortization balances are removed from Property, Plant and Equipment on the Combined Balance Sheets. See Note 6 for further information.

Intangible Assets

Intangible assets held by the Business primarily consist of emission allowances. Emission allowances permit the holder of the allowance to emit certain gaseous by-products of fossil fuel combustion, including sulfur dioxide (SO2) and nitrogen oxide (NOx). Allowances are issued by the U.S. Environmental Protection Agency (EPA) at zero cost and may also be bought and sold via third-party transactions. Allowances allocated to or acquired by the Business are held primarily for consumption. Carrying amounts for emission allowances are based on the cost to acquire the allowances or, in the case of a business combination, on the fair value assigned in the allocation of the purchase price of the acquired business.

The Business also holds renewable energy certificates, which are used to measure compliance with renewable energy standards and are held primarily for consumption.

See Note 7 for further information.

Long-Lived Asset Impairments

The Business evaluates long-lived assets for impairment when circumstances indicate the carrying value of those assets may not be recoverable. An impairment exists when a long-lived asset’s carrying value exceeds the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. The estimated cash flows may be based on alternative expected outcomes that are probability weighted. If the carrying value of the long-lived asset is not recoverable based on these estimated future undiscounted cash flows, the carrying value of the asset is written-down to its then-current estimated fair value and an impairment charge is recognized.

The Business assesses fair value of long-lived assets using various methods, including recent comparable third-party sales, internally developed cash flow analysis and analysis from outside advisors. Significant changes in commodity prices, the condition of an asset or management’s interest in selling the asset are generally viewed as triggering events to re-assess cash flows.

Revenue Recognition and Unbilled Revenue

The Business participates in bid/offer-based wholesale energy, capacity, and ancillary services markets operated by PJM Interconnection, LLC (PJM). PJM requires all generation owners such as the Business to submit hourly day-ahead and/or real-time bids and offers for energy and ancillary services. The PJM day-ahead and real-time transactions are grouped together, resulting in a net supply to or net purchase from PJM each hour of each day. The net supply to PJM is recorded in Operating Revenues and the net purchase from PJM is recorded in Cost of operations on the Combined Statements of Operations. DECAM and Duke Energy Retail are separate market participants in PJM. DECAM net sales to PJM and Duke Energy Retail net purchases from PJM have not been presented on a net basis in these combined financial statements. Revenues on sales of electricity to retail customers are recognized when service is provided. Revenues on sales of capacity are recognized in the period the capacity is made available at the rate established by PJM for the applicable period. Unbilled revenues are recognized by applying customer billing rates to the estimated volumes of energy delivered but not yet billed. Unbilled revenues can vary significantly from period to period as a result of seasonality, weather and customer usage patterns. Unbilled revenues of $78 million and $71 million were included within Receivables on the Combined Balance Sheets at December 31, 2013 and 2012.

Midwest Generation Business

Notes To Combined Financial Statements

Derivatives

Derivative and non-derivative instruments may be used in connection with commodity price risk management activities, including swaps, futures, forwards and options. All derivative instruments except those that are designated and qualify for the normal purchase/normal sale (NPNS) exception are recorded on the Combined Balance Sheets at their fair value. See Note 9 for further information.

Unamortized Debt Premium, Discount and Expense

Premiums, discounts and expenses incurred with the issuance of outstanding long-term debt are amortized over the term of the debt issue. Amortization expense is recorded as Interest Expense in the Combined Statements of Operations and is reflected as Depreciation and amortization within Net cash provided by operating activities on the Combined Statements of Cash Flows.

Loss Contingencies

Contingent losses are recorded when it is probable a loss has occurred and can be reasonably estimated. When a range of the probable loss exists and no amount within the range is a better estimate than any other amount, the minimum amount in the range is recorded. Unless otherwise required by GAAP, legal fees are expensed as incurred.

Pension and Other Post-Retirement Benefit Plans

Substantially all employees of the Business participate in pension and other post-retirement benefit plans administered and sponsored by Duke Energy. The Business’ pension plan assets and liabilities are combined with those related to other Duke Energy businesses. Duke Energy manages its other post-retirement benefit plans on a combined basis with claims data and liability information related to the Business combined with other Duke Energy businesses. As such, the Business has accounted for its pension and other post-retirement benefit plans on a multi-employer basis and has not reflected any assets or liabilities on the Business’ combined balance sheets, and pension and other postretirement expenses for the Business have been allocated to the Business and reflected in the results of operations. See Note 11 for further information, including significant accounting policies associated with these plans.

Stock Options and Other Share-Based Compensation

Employees of the Business participate in equity-based compensation plans sponsored by Duke Energy. The Business measures compensation cost for all share-based payments (including employee stock options) at fair value and recognizes the related cost over the vesting period. For the periods presented, these equity-based compensation plans were not material to these combined financial statements.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income is the same as net income for all periods presented. Therefore, a separate statement of comprehensive income is not included in the accompanying combined financial statements.

Income Taxes

Historically, the Business’ operations were included in the consolidated federal income tax returns filed by Duke Energy. For the purposes of these combined financial statements, the Business has determined its U.S. income tax provision as if it were filing a separate consolidated U.S. tax return.

Accrued U.S. federal and state current income tax balances, including penalties and interest, are treated as being settled without payment as of the end of each year with Duke Energy. Therefore, the settlement of the current income tax liability without payment is treated as Distributions to parent, net in the accompanying Combined Statements of Changes in Equity.

Midwest Generation Business

Notes To Combined Financial Statements

Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change. The Business records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. The Business has considered future taxable income and ongoing feasible tax planning strategies in assessing the need for the valuation allowance.

Tax-related interest and penalties are recorded in Interest Expense and Other Income and Expenses, net, in the Combined Statements of Operations.

See Note 12 for further information.

NEW ACCOUNTING STANDARDS

New accounting standards adopted in 2013, 2012 and 2011 had no significant impact on the presentation or results of operations, cash flows or financial position of the Business. Disclosures have been enhanced to provide a discussion and tables on derivative contracts subject to enforceable master netting agreements and a table of quantitative disclosures about unobservable inputs. See Notes 9 and 10 for further information.

There are no Accounting Standards Updates (ASU) that have been issued but not yet adopted as of December 31, 2013, that are expected to significantly impact the presentation or results of operations, cash flows or financial position or disclosures of the Business.

The following ASU was issued subsequent to the financial statement date but prior to the issuance of the financial statements.

ASC 606 - Revenue from Contracts with Customers. In May 2014, the FASB issued revised accounting guidance for revenue recognition from contracts with customers. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

This guidance is effective for interim and annual periods beginning January 1, 2017. The Business is currently evaluating the potential impact of the adoption of this revised accounting guidance on its revenue recognition and is unable to estimate at this time the impact of adoption on its results of operations, cash flows, financial position and disclosures.

2. REGULATORY MATTERS

Duke Energy Ohio ESP

Ohio law provides the PUCO authority to approve an electric utility’s generation standard service offer, which may include an ESP. In June 2011, Duke Energy Ohio filed for approval of an ESP to replace the then existing ESP that expired on December 31, 2011. The PUCO approved Duke Energy Ohio’s new ESP on November 22, 2011. The ESP includes competitive auctions for electricity supply for a term of January 1, 2012 through May 31, 2015. The ESP also includes a provision for a non-bypassable stability charge of $110 million per year to be collected from January 1, 2012 through December 31, 2014 and required Duke Energy Ohio to transfer its generational assets to a non-regulated affiliate on or before December 31, 2014. The transfer of the Business’ assets was completed on May 1, 2014.

The ESP effectively separated the generation of electricity from Duke Energy Ohio’s retail load obligation. As a result, Duke Energy Ohio’s generation assets no longer served retail load customers or received negotiated pricing under the ESP, which allowed for recovery of costs related to energy purchases, fuel and emission allowances. Beginning January 1, 2012, regulatory accounting is no longer applied to the coal-fired generation assets owned by DECAM. The generation assets began dispatching all of their electricity into unregulated markets in January 2012.

Midwest Generation Business

Notes To Combined Financial Statements

3. COMMITMENTS AND CONTINGENCIES

INSURANCE

The Business has insurance and reinsurance coverage either directly or through indemnification from Duke Energy’s captive insurance company, Bison Insurance Company Limited (Bison), and its affiliates, consistent with companies engaged in similar commercial operations with similar type properties. The Business’ coverage includes (i) commercial general liability coverage for liabilities arising to third parties for bodily injury and property damage; (ii) workers’ compensation; (iii) automobile liability coverage; and (iv) property coverage for all real and personal property damage. Real and personal property damage coverage includes damages arising from boiler and machinery breakdowns, earthquakes, flood damage and extra expense, but not outage or replacement power coverage. All coverage is subject to certain deductibles or retentions, sublimits, exclusions, terms and conditions common for companies with similar types of operations.

The cost of the Business’ coverage can fluctuate year to year reflecting claims history and conditions of the insurance and reinsurance markets.

In the event of a loss, terms and amounts of insurance and reinsurance available might not be adequate to cover claims and other expenses incurred. Uninsured losses and other expenses, to the extent not recovered by other sources, could have a material effect on the Business’ results of operations, cash flows or financial position. The Business is responsible to the extent losses may exceed limits of the coverage available.

ENVIRONMENTAL

The Business is subject to federal, state, and local regulations regarding air and water quality, hazardous and solid waste disposal, and other environmental matters. These regulations can be changed from time to time, imposing new obligations on the Business.

LITIGATION

Antitrust Lawsuit

In January 2008, four plaintiffs, including individual, industrial and nonprofit customers, filed a lawsuit against Duke Energy Ohio in federal court in the Southern District of Ohio. Plaintiffs alleged Duke Energy Ohio conspired with Duke Energy Retail to provide inequitable and unfair price advantages for certain large business customers by entering into non-public option agreements in exchange for their withdrawal of challenges to Duke Energy Ohio’s Rate Stabilization Plan (RSP) implemented in early 2005. In March 2014, a federal judge certified this matter as a class action. Trial has been set to begin on July 27, 2015. It is not possible to predict whether the Business will incur any liability or to estimate the damages which may be incurred in connection with this lawsuit.

Asbestos-related Injuries and Damages Claims

Duke Energy Ohio has been named as a defendant or co-defendant in lawsuits related to asbestos exposure at its electric generating plants. The impact on the Business’ results of operations, cash flows or financial position of these cases to date has not been material. Based on estimates under varying assumptions concerning uncertainties, such as, among others: (i) the number of contractors potentially exposed to asbestos during construction or maintenance of Duke Energy Ohio generating plants, (ii) the possible incidence of various illnesses among exposed workers, and (iii) the potential settlement costs without federal or other legislation that addresses asbestos tort actions, the Business estimates that the range of reasonably possible exposure in existing and future suits over the foreseeable future is not material. This assessment may change as additional settlements occur, claims are made, and more case law is established.

OTHER COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Business leases land with a term that expires in 2042. Rental expense for this operating lease was $1 million for each of the years ended December 31, 2013, 2012 and 2011. These amounts are included in Operation, maintenance and other on the Combined Statements of Operations. Future minimum lease payments under this operating lease are $1 million per year for the term of the lease.

Midwest Generation Business

Notes To Combined Financial Statements

4. LONG-TERM DEBT

SUMMARY OF DEBT AND RELATED TERMS

The following table summarizes outstanding debt.

		Weighted
		Average	December 31,
(in millions)	Maturity Date	Interest Rate	2013	2012
Pollution control bonds(a)	September 2030	0.200%	$84	$84
Pollution control bonds(b)	September 2037	0.331%	84	84
Pollution control bonds(b)	November 2039	0.337%	94	94
Pollution control bonds(b)	December 2041	0.338%	140	140
Total long-term debt			$402	$402

(a)                                 Bonds are variable rate. The interest rate is reset weekly based on the current market rate as determined by the remarketing agent of the specific instrument. Bonds are secured by a Duke Energy master credit facility.

(b)                                 Bonds are variable rate. The interest rates are two times the 1-month London Interbank Offer Rate (LIBOR) and are reset every seven or thirty-five days depending on the specific instrument. Bonds are secured through insurance.

The long-term debt of $402 million was repaid in the second quarter of 2014 with funds received from an intercompany note with a subsidiary of Duke Energy.

RESTRICTED DEBT COVENANTS

Debt and credit agreements contain various financial and other covenants. Failure to meet those covenants beyond applicable grace periods could result in accelerated due dates and/or termination of the agreements. As of December 31, 2013, the Business was in compliance with all covenants related to its significant debt agreements. In addition, some credit agreements may allow for acceleration of payments or termination of the agreements due to nonpayment, or acceleration of other significant indebtedness of the Business. None of the significant debt or credit agreements contain material adverse change clauses.

5. JOINT OWNERSHIP OF GENERATING FACILITIES

The Business holds ownership interests in certain jointly owned generating facilities. The Business is entitled to shares of the generating capacity and output of each unit equal to their respective ownership interests. The Business pays its ownership share of additional construction costs, fuel inventory purchases and operating expenses, except in certain instances where agreements have been executed to limit certain joint owners’ maximum exposure to the additional costs. The Business’ share of revenues and operating costs of the jointly owned generating facilities are included within the corresponding financial statement line items in the Combined Statements of Operations. Each participant in the jointly owned facilities must provide its own financing, except in certain instances where agreements have been executed to limit certain joint owners’ maximum exposure to the additional costs.

The following table presents the share of jointly owned plant or facilities included on the Combined Balance Sheets. All facilities are operated by the Business unless otherwise noted.

	December 31, 2013
(dollars in millions)	Ownership Share	Property, Plant and Equipment	Accumulated Depreciation	Construction Work in Progress
Miami Fort (Units 7 and 8)(a)	64.0%	$624	$232	$1
J.M. Stuart(b)(c)	39.0%	823	281	16
Conesville (Unit 4)(b)(c)	40.0%	318	49	3
W.M. Zimmer(b)	46.5%	1,358	574	4
Killen Station(b)(c)	33.0%	308	139	2
W.C. Beckjord (Unit 6)(b)	37.5%	—	—	—

(a)         Co-owned with The Dayton Power and Light Company.

(b)         Co-owned with The Dayton Power and Light Company and Ohio Power Company.

(c)          Station is not operated by the Business.

Midwest Generation Business

Notes To Combined Financial Statements

6. PROPERTY, PLANT AND EQUIPMENT

The following table summarizes property, plant and equipment.

	Estimated
	Useful Life			December 31,
(in millions)	(Years)			2013	2012
Land				$23	$24
Electric generation	8	-	100	4,017	3,919
Equipment	5	-	30	26	58
Construction in process				54	44
Other	5	-	10	50	97
Total property, plant and equipment				4,170	4,142
Total accumulated depreciation				(743)	(635)
Total net property, plant and equipment				$3,427	$3,507

Capitalized interest was $1 million, $2 million and $2 million for the years ended December 31, 2013, 2012 and 2011.

7. INTANGIBLE ASSETS

The following table shows the carrying amount of intangible assets.

	December 31,
(in millions)	2013	2012
Emission allowances	$21	$24
Renewable energy certificates	1	1
Total intangible assets	$22	$25

Expected amortization expense for the next five years is $3 million, $2 million, $1 million, $1 million and $1 million. The expected amortization expense includes estimates of emission allowance consumption. The amortization amounts are estimates and actual amounts may differ from these estimates due to such factors as changes in consumption patterns, sales or impairments of emission allowances or other intangible assets, additional intangible acquisitions and other events.

Impairment of Emission Allowances

On August 8, 2011, the EPA’s final rule to replace the Clean Air Interstate Rule (CAIR) was published in the Federal Register. The Cross-State Air Pollution Rule (CSAPR) established state-level annual SO2 and NOx caps that were required to take effect on January 1, 2012, and state-level ozone-season NOx caps that were to take effect on May 1, 2012. CSAPR did not utilize Clean Air Act (CAA) emission allowances as the original CAIR provided. Under CSAPR, the EPA was expected to issue new emission allowances to be used exclusively for purposes of complying with the CSAPR cap-and-trade program. After this ruling was published in 2011, the Business evaluated the effect of CSAPR on the carrying value of emission allowances recorded on its Combined Balance Sheets. Based on the provisions of CSAPR, the Business had more SO2 allowances than were needed to comply with the continuing CAA acid rain cap-and-trade program (excess emission allowances). The Business incurred a pretax impairment of $79 million in 2011 to write down the carrying value of excess emission allowances to fair value. The charge is recorded in Impairment charges on the Combined Statements of Operations. This amount was based on the fair value of excess allowances held by the Business for compliance under the continuing CAA acid rain cap-and-trade program as of September 30, 2011.

Midwest Generation Business

Notes To Combined Financial Statements

8. TRANSACTIONS WITH AFFILIATES

The Business receives services and support functions performed by Duke Energy and Duke Energy Ohio. The Business’ operations are dependent on Duke Energy and Duke Energy Ohio’s ability to perform these services and support functions, which include accounting, finance, investor relations, planning, legal, communications, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services and purchasing and logistics. Specific identification of costs and various allocation methodologies, including a combination of the Business’ proportionate share of gross margin, labor dollars, property, plant and equipment, revenue and headcount, were used to disaggregate service and support functions between the Business and Duke Energy’s non-Midwest generation related operations. Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate. The total amount charged to the Business for corporate services was $79 million, $94 million and $107 million for the years ended December 31, 2013, 2012 and 2011, respectively. These allocated costs are recorded primarily in Operation, maintenance and other in the Combined Statements of Operations.

Duke Energy uses a centralized approach to cash management and financing of its operations, including those of the Business. At December 31, 2013 and 2012, the amount owed to Duke Energy, due to intercompany transactions, was $133 million and $156 million, respectively, and was recorded as Equity in the Combined Balance Sheets.

In addition to the amounts presented above, the Business records other allocations, including rental of office space, participation in a money pool arrangement, other operational transactions and their proportionate share of certain charged expenses. The net impact of these transactions was not material for the years ended December 31, 2013, 2012 and 2011.

The Business conducts activities including the execution of commodity transactions, third-party vendor and supply contracts, and service contracts for certain of Duke Energy’s nonregulated entities. The commodity contracts the Business enters are accounted for as undesignated contracts or NPNS. Consequently, mark-to-market impacts of intercompany contracts with, and sales of power to, nonregulated entities are reflected in the Business’ Combined Statements of Operations. These amounts totaled net revenue of $25 million, $57 million, and $38 million for the years ended December 31, 2013, 2012 and 2011.

9. DERIVATIVES

The Business uses commodity contracts to manage commodity price rate risk. The primary use of energy commodity derivatives is to hedge the generation portfolio against changes in the prices of electricity and natural gas. All derivative instruments not identified as NPNS are recorded at fair value as assets or liabilities on the Combined Balance Sheets. Cash collateral related to derivative instruments executed under master netting agreement is offset against the collateralized derivatives on the balance sheet.

Changes in the fair value of derivative agreements are reflected in current earnings.

COMMODITY PRICE RISK

The Business is exposed to the impact of changes in the future prices of electricity, coal, and natural gas. Exposure to commodity price risk is influenced by a number of factors including the term of contracts, the liquidity of markets, and delivery locations.

Commodity Fair Value and Cash Flow Hedges

At December 31, 2013, there were no open commodity derivative instruments designated as hedges.

Undesignated Contracts

Undesignated contracts may include contracts not designated as a hedge, contracts that do not qualify for hedge accounting, derivatives that do not or no longer qualify for the NPNS scope exception, and designated hedge contracts. These contracts expire as late as 2015.

The Business’s undesignated contracts are primarily associated with forward sales and purchases of electricity, coal, and natural gas.

Midwest Generation Business

Notes To Combined Financial Statements

Volumes

The tables show information relating to the volume of outstanding commodity derivatives. Amounts disclosed represent the notional volumes of commodity contracts excluding NPNS. Amounts disclosed represent the absolute value of notional amounts. The Business has netted contractual amounts where offsetting purchase and sale contracts exist with identical delivery locations and times of delivery. Where all commodity positions are perfectly offset, no quantities are shown.

	December 31,
	2013	2012
Electricity (Gigawatt-hours)(a)	75,146	57,042
Natural gas (millions of decatherms)	273	180

The following table shows the fair value of derivatives and the line items in the Combined Balance Sheets where they are reported. Although derivatives subject to master netting arrangements are netted on the Combined Balance Sheets, the fair values presented below are shown gross and cash collateral on the derivatives has not been netted against the fair values shown.

	December 31,
	2013		2012
(in millions)	Asset	Liability	Asset	Liability
Current assets	$183	$164	$5	$4
Investments and other assets	200	130	76	52
Current liabilities	9	43	109	134
Deferred credits and other liabilities	4	58	2	5
Total Derivatives	$396	$395	$192	$195

The tables below show the balance sheet location of derivative contracts subject to enforceable master netting agreements and include collateral posted to offset the net position. This disclosure is intended to enable users to evaluate the effect of netting arrangements on financial position. The amounts shown were calculated by counterparty. Accounts receivable or accounts payable may also be available to offset exposures in the event of bankruptcy. These amounts are not included in the tables below.

	December 31, 2013
	Derivative Assets		Derivative Liabilities
(in millions)	Current	Non-Current	Current	Non-Current
Gross amounts recognized	$191	$205	$207	$188
Gross amounts offset	(171)	(133)	(180)	(144)
Net amounts recognized on the Combined Balance Sheet	$20	$72	$27	$44

	December 31, 2012
	Derivative Assets		Derivative Liabilities
(in millions)	Current	Non-Current	Current	Non-Current
Gross amounts recognized	$115	$77	$139	$56
Gross amounts offset	(113)	(52)	(128)	(52)
Net amounts recognized on the Combined Balance Sheet	$2	$25	$11	$4

The following table shows the gains and losses during the year recognized on undesignated derivatives and the line items on the Combined Statements of Operations where the pretax gains and losses were reported.

Midwest Generation Business

Notes To Combined Financial Statements

	Years Ended December 31,
(in millions)	2013	2012	2011
Operating Revenues	$50	$35	$(26)
Cost of operations	(100)	2	(1)
Interest Expense	—	—	(1)
Total Pretax (Losses) Gains Recognized in Earnings	$(50)	$37	$(28)

CREDIT RISK

Certain derivative contracts contain contingent credit features. These features may include (i) material adverse change clauses or payment acceleration clauses that could result in immediate payments, (ii) the posting of letters of credit or termination of the derivative contract before maturity if specific events occur, such as a credit rating downgrade below investment grade.

The following tables show information with respect to derivative contracts that are in a net liability position and contain objective credit-risk related payment provisions.

	December 31,
(in millions)	2013	2012
Aggregate fair value amounts of derivative instruments in a net liability position	$355	$174
Fair value of collateral already posted	141	108
Additional cash collateral or letters of credit in the event credit-risk-related contingent features were triggered	47	1

The Business has elected to offset cash collateral and fair values of derivatives. For amounts to be netted, the derivative must be executed with the same counterparty under the same master netting agreement. Amounts disclosed below represent the receivables related to the right to reclaim cash collateral and payables related to the obligation to return cash collateral under master netting arrangements.

	December 31,
	2013		2012
(in millions)	Receivables	Payables	Receivables	Payables
Amounts offset against net derivative positions	$20	$—	$15	$—
Amounts not offset against net derivative positions	121	—	93	—

10. FAIR VALUE MEASUREMENTS

Fair value is the exchange price to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The fair value definition focuses on an exit price versus the acquisition cost. Fair value measurements use market data or assumptions market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs may be readily observable, corroborated by market data, or generally unobservable. Valuation techniques maximize the use of observable inputs and minimize use of unobservable inputs. A midmarket pricing convention (the midpoint price between bid and ask prices) is permitted for use as a practical expedient.

Fair value measurements are classified in three levels based on the fair value hierarchy:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date. An active market is one in which transactions for an asset or liability occur with sufficient frequency and volume to provide ongoing pricing information.

Midwest Generation Business

Notes To Combined Financial Statements

Level 2 — A fair value measurement utilizing inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly, for an asset or liability. Inputs include (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, (iii) and inputs other than quoted market prices that are observable for the asset or liability, such as interest rate curves and yield curves observable at commonly quoted intervals, volatilities, and credit spreads. A Level 2 measurement cannot have more than an insignificant portion of its valuation based on unobservable inputs. Instruments in this category include non-exchange-traded derivatives, such as over-the-counter forwards, swaps and options; and financial instruments traded in less than active markets.

Level 3 — Any fair value measurement which includes unobservable inputs for more than an insignificant portion of the valuation. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Level 3 measurements may include longer-term instruments that extend into periods in which observable inputs are not available.

The fair value accounting guidance permits entities to elect to measure certain financial instruments that are not required to be accounted for at fair value, such as equity method investments or the company’s own debt, at fair value. The Business has not elected to record any of these items at fair value.

Transfers between levels represent assets or liabilities that were previously (i) categorized at a higher level for which the inputs to the estimate became less observable or (ii) classified at a lower level for which the inputs became more observable during the period. The Business’s policy is to recognize transfers between levels of the fair value hierarchy at the end of the period. There were no transfers between levels 1 and 2 during the years ended December 31, 2013 and 2012 and 2011. Transfers out of Level 3 during the year ended December 31, 2013 are the result of forward commodity prices becoming observable due to the passage of time. There were no transfers in or out of Level 3 during the year ended December 31, 2012 or 2011.

Commodity derivatives with clearinghouses are classified as Level 1. Fair value for other commodity derivatives are primarily determined using internally developed discounted cash flow models which incorporate forward price, adjustments for liquidity (bid-ask spread) and credit or non-performance risk (after reflecting credit enhancements such as collateral), and are discounted to present value. Pricing inputs are derived from published exchange transaction prices and other observable data sources. In the absence of an active market, the last available price may be used. If forward price curves are not observable for the full term of the contract and the unobservable period had more than an insignificant impact on the valuation, the commodity derivative is classified as Level 3. In isolation, increases (decreases) in natural gas forward prices result in favorable (unfavorable) fair value adjustments for gas purchase contracts; and increases (decreases) in electricity forward prices result in unfavorable (favorable) fair value adjustments for electricity sales contracts. The Business regularly evaluates and validates pricing inputs used to estimate fair value of gas commodity contracts by a market participant price verification procedure. This procedure provides a comparison of internal forward commodity curves to market participant generated curves.

The following tables provide recorded balances for assets and liabilities measured at fair value on a recurring basis on the Combined Balance Sheets. Derivative amounts in the table below exclude cash collateral, which are disclosed in Note 9.

	December 31, 2013
(in millions)	Total Fair Value	Level 1	Level 2	Level 3
Derivative assets	$92	$45	$17	$30
Derivative liabilities	(91)	—	(60)	(31)
Net assets (liabilities)	$1	$45	$(43)	$(1)

	December 31, 2012
(in millions)	Total Fair Value	Level 1	Level 2	Level 3
Derivative assets	$28	$19	$—	$9
Derivative liabilities	(31)	(15)	—	(16)
Net assets (liabilities)	$(3)	$4	$—	$(7)

Midwest Generation Business

Notes To Combined Financial Statements

The following table provides a reconciliation of beginning and ending balances of assets and liabilities measured at fair value using Level 3 measurements.

	Derivatives (net)
	Years Ended December 31,
(in millions)	2013	2012	2011
Balance at beginning of period	$(7)	$(3)	$13
Total pretax realized and unrealized gains included in earnings	(40)	(4)	(4)
Purchases, sales, issuances and settlements:
Settlements	3	2	(12)
Transfers out of Level 3 due to observability of inputs	43	(2)	—
Balance at end of period	$(1)	$(7)	$(3)

QUANTITATIVE INFORMATION ABOUT UNOBSERVABLE INPUTS

The following table provides quantitative information about the Business’ derivatives classified as Level 3.

	December 31, 2013
Investment Type	Fair Value (in millions)	Valuation Technique	Unobservable Input	Range
Electricity contracts	$22	Discounted cash flow	Forward electricity curves - price per MWh	$20.77	-	$58.90
Natural gas contracts	(2)	Discounted cash flow	Forward natural gas curves - price per MMBtu	3.07	-	5.37
Reserves	(21)		Bid-ask spreads, implied volatility, probability of default
Total Level 3 derivatives	$(1)

	December 31, 2012
Investment Type	Fair Value (in millions)	Valuation Technique	Unobservable Input	Range
Electricity contracts	$(1)	Discounted cash flow	Forward electricity curves - price per MWh	$25.90	-	$57.50
Natural gas contracts	5	Discounted cash flow	Forward natural gas curves - price per MMBtu	3.30	-	4.51
Reserves	(11)		Bid-ask spreads, implied volatility, probability of default
Total Level 3 derivatives	$(7)

OTHER FAIR VALUE DISCLOSURES

The fair value and book value of long-term debt, including current maturities, is summarized in the following table. Estimates determined are not necessarily indicative of amounts that could have been settled in current markets. Fair value of long-term debt uses Level 2 measurements from third-party sources.

	December 31, 2013		December 31, 2012
(in millions)	Book value	Fair Value	Book Value	Fair Value
Long-term debt, including current maturities	$402	$353	$402	$364

At both December 31, 2013 and 2012, fair value of cash and cash equivalents, accounts receivable and accounts payable were not materially different from their carrying amounts because of the short-term nature of these instruments and/or because the stated interest rates approximate market rates.

Midwest Generation Business

Notes To Combined Financial Statements

11. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT RETIREMENT PLANS

Duke Energy maintains, and employees of the Business participate in, qualified, non-contributory defined benefit retirement plans sponsored by Duke Energy. The plans cover most U.S. employees using a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit consisting of pay credits based upon a percentage of current eligible earnings based on age and/or years of service and interest credits. Certain employees are covered under plans that use a final average earnings formula. As of January 1, 2014, these defined benefit plans are closed to new participants. Under these average earnings formulas, a plan participant accumulates a retirement benefit equal to the sum of percentages of their (i) highest three-year or four-year average earnings, (ii) highest three-year or four-year average earnings in excess of covered compensation per year of participation (maximum of 35 years), and/or (iii) highest three or four-year average earnings times years of participation in excess of 35 years. As discussed in Note 1, these combined financial statements reflect the defined benefit retirement plans on a multi-employer basis. As such, Duke Energy allocated pension costs associated with the defined benefit retirement plans to the Business based upon a ratio of the Business’ specifically identified payroll costs relative to Duke Energy’s total payroll costs. Management of the Business believes this methodology is a reasonable basis of allocation. Defined benefit pension expense allocated to the Business from Duke Energy for employees of the Business participating in such plans was approximately $1 million, $1 million and $2 million for the years ended December 31, 2013, 2012 and 2011.

The obligations of the qualified pension plans exist at Duke Energy and are not reflected on the Combined Balance Sheets of the Business within prepaid benefit costs, accrued pension liabilities or accumulated other comprehensive income. The projected benefit obligation of Duke Energy’s plan attributable to the Business, which is not recorded on the Combined Balance Sheets, was approximately $110 million as of December 31, 2013. Pursuant to the PSA, certain available Non-Unionized Employees and Unionized Employees of the business will become employees of Dynegy (Continuing Employees), and Dynegy will assume the defined benefit plan obligations for Continuing Employees once the transaction closes. Therefore, the final projected benefit obligation attributable to the Business that will transfer to Dynegy will not be finalized until the transaction closes.

Based on the PSA, Duke Energy has committed to transfer assets in accordance with Section 414(I) of the Internal Revenue Code, Treasury Regulation Section 1.414(I)-1, and Section 208 of the Employee Retirement Income Security Act (ERISA). Duke Energy calculated a preliminary estimate of the allocation of plan assets based on information available as of December 31, 2013. The preliminary allocation of plan assets, which is not recorded on the Combined Balance Sheets, was estimated to total approximately $101 million as of December 31, 2013. The final allocation of plan assets transferred to Dynegy to fund the defined benefit obligations will be made in accordance with the PSA on a basis consistent with appropriate statutory and regulatory guidance, including compliance with ERISA.

OTHER POST-RETIREMENT BENEFIT PLANS

Duke Energy provides, and the employees of the Business participate in, some health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees are eligible for these benefits if they have met age and service requirements at retirement, as defined in the plans. The health care benefits include medical, dental, and prescription drug coverage and are subject to certain limitations, such as deductibles and co-payments. As discussed in Note 1, these combined financial statements reflect the other post-retirement plans on a multi-employer basis. Duke Energy allocated the other post-retirement benefit plan expenses based on the ratio of the Businesses’ specifically identified participants in the plans relative to the total number of participants in the plans, which management believes is a reasonable allocation methodology. Other post-retirement benefit expense allocated to the Business from Duke Energy was not material for the years ended December 31, 2013, 2012 and 2011.

Midwest Generation Business

Notes To Combined Financial Statements

EMPLOYEE SAVINGS PLANS

Employees of the Business participate in the Duke Energy sponsored employee savings plans. As discussed in Note 1, these combined financial statements reflect the employee savings plans on a multi-employer basis. Most employees participate in a matching contribution formula where Duke Energy provides a matching contribution generally equal to 100 percent of employee before-tax and Roth 401(k) contributions, and, as applicable, after-tax contributions, of up to 6 percent of eligible pay per pay period. As of January 1, 2014, for new and rehired non-union and certain unionized employees who are not eligible to participate in Duke Energy’s defined benefit retirement plans, an additional employer contribution of 4 percent of eligible pay per pay period is provided to the employee’s savings plan account. Pretax employer matching contributions made by Duke Energy for employees of the Business were $3 million for each of the years ended December 31, 2013, 2012 and 2011.

OTHER BENEFITS

Duke provides, and employees of the Business participate in, some health care and life insurance benefits on a contributory and non-contributory basis. Employees are eligible for these benefits by meeting certain employment status requirements as defined in the plans. The health care benefits include medical, dental, vision, and prescription drug coverage and are subject to certain limitations, such as deductible and co-payments.

12. INCOME TAXES

INCOME TAX EXPENSE

Components of Income Tax Expense

	Years Ended December 31,
(in millions)	2013	2012	2011
Current income taxes
Federal	$—	$—	$100
State	3	6	5
Total current income taxes	3	6	105
Deferred income taxes
Federal	19	52	(3)
State	(2)	(4)	1
Total deferred income taxes	17	48	(2)
Total income tax expense included in Combined Statements of Operations	$20	$54	$103

(a)         Includes benefits of net operating loss (NOL) carryforwards of $5 million, $8 million and $0 million for the years ended December 31, 2013, 2012 and 2011.

Statutory Rate Reconciliation

The following tables present a reconciliation of income tax expense at the U.S. federal statutory tax rate to the actual tax expense from continuing operations.

	Years Ended December 31,
(in millions)	2013	2012	2011
Income tax expense, computed at the statutory rate of 35 percent	$20	$53	$104
State income tax, net of federal income tax effect	1	1	4
AFUDC equity income	—	—	(5)
Other items, net	(1)	—	—
Income tax expense from continuing operations	$20	$54	$103
Effective tax rate	35.4%	36.1%	34.5%

Midwest Generation Business

Notes To Combined Financial Statements

Valuation allowances have been established for certain state NOL carryforwards that reduce deferred tax assets to an amount that will be realized on a more-likely-than-not basis. The net change in the total valuation allowance is included in State income tax, net of federal income tax effect in the above tables.

DEFERRED TAXES

Net Deferred Income Tax Liability Components

	December 31,
(in millions)	2013	2012
Tax credits and NOL carryforwards	$14	$9
Total deferred income tax assets	14	9
Investments and other assets	(14)	(16)
Property, plant and equipment	(814)	(810)
Other	(1)	(4)
Total deferred income tax liabilities	(829)	(830)
Net deferred income tax liabilities	$(815)	$(821)

The following table presents the expiration date of tax credits and NOL carryforwards.

	December 31,
(in millions)	2013	2012	Expiration Year
Investment Tax Credits	$1	$1	2032 - 2033
Federal NOL carryforwards	12	7	2032 - 2033
State NOL carryforwards and credits	1	1	2032 - 2033
Total tax credits and NOL carryforwards	$14	$9

UNRECOGNIZED TAX BENEFITS

The following table presents changes in unrecognized tax benefits.

	Years Ended December 31,
(in millions)	2013	2012	2011
Unrecognized tax benefits — beginning of year	$26	$22	$16
Unrecognized tax benefits increases (decreases)
Gross decreases — tax positions in prior periods	(26)	—	—
Gross increases — tax positions in prior periods	—	1	4
Gross increases — current period tax positions	—	3	2
Total changes	(26)	4	6
Unrecognized tax benefits — end of year	$—	$26	$22

OTHER TAX MATTERS

The following table includes interest recognized in the Combined Statements of Operations and the Combined Balance Sheets.

	Years Ended December 31,
(in millions)	2013	2012	2011
Net interest income recognized related to income taxes	$2	$—	$—
Net interest expense recognized related to income taxes	—	1	1
Interest payable related to income taxes	—	2	1

Midwest Generation Business

Notes To Combined Financial Statements

In the second quarter of 2014, the U.S. federal examination for years 2006-2007 was settled. The Business is no longer subject to U.S. federal examination for years before 2008. The IRS is currently auditing the federal income tax returns for years 2008 through 2011. With few exceptions, the Business is no longer subject to state or local income tax examinations by tax authorities for years before 2004.

13. SUBSEQUENT EVENTS

Management has evaluated these combined financial statements and notes for subsequent events through September 19, 2014, the date the financial statements were available to be issued.

On August 18, 2014, the Beckjord generating plant inadvertently discharged approximately 9,000 gallons of fuel oil into the Ohio River. The total costs to be incurred related to the clean-up of the oil spill are not expected to be material.

For other subsequent events see Notes 1, 2, 4, and 12.